Exhibit 10.14

Aureus Greenway Holdings Inc.

2995 Remington Boulevard

Kissimmee, Florida

January 29, 2026

Re: Independent Director Offer Letter

Dear Mr. Christopher Schraft:

Aureus Greenway Holdings Inc., a Nevada corporation (the “Company” or “we”), is pleased to offer you a position as a Director on its board of directors (the “Board”). We believe your background and experience will be a significant asset to the Company and we look forward to your participation as a Director in the Company. Should you choose to accept this position as a Director, this letter agreement (the “Agreement”) shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you agree to provide to the Company. Your appointment shall also be subject to the approval of Company’s Board and/or Nominating and Corporate Governance Committee.

1. Term. This Agreement is effective on January 30, 2026 (the “Effective Date”). Your term as a Director shall continue subject to the provisions in Section 9 below or until your successor is duly elected and qualified. The position shall be up for re-appointment every year by the Board and upon re-appointment, the terms and provisions of this Agreement shall remain in full force and effect.

2. Services. You shall render customary services as a Director, and the Chair of Compensation Committee, a member of Nominating and Corporate Governance Committee and a member of Audit Committee (hereinafter, your “Duties”). During the term of this Agreement, you may attend and participate at each meeting regarding the business and operation issues of the Company as regularly or specially called, via teleconference, video conference or in person. You shall consult with the members of the Board and committee (if any) regularly and as necessary via telephone, electronic mail or other forms of correspondence.

3. Services for Others. You shall be free to represent or perform services for other persons during the term of this Agreement.

4. Compensation. As compensation for services to the Company, you will receive upon execution of this Agreement:

i.	Grant: The Company agrees to grant and issue to you 50,000 shares of Common Stock of the Company (the “Restricted Stock”) as of the Effective Date (the “Date of Grant”) as direct compensation for your services as Director of the Company.

a)	This grant is made as a contractual obligation of the Company, independent of and not pursuant to any equity compensation plan. The Restricted Stock shall be issued in your name subject to the transfer restrictions and vesting schedule set forth herein.

ii.	Vesting Schedule and Release of Transfer Restrictions.

a)	The Restricted Stock shall vest 100% as of the Date of Grant (the “First Vesting Date”). All Restricted Stock shall be fully vested and free from transfer restrictions imposed by this Agreement on the Date of Grant.

b)	Notwithstanding the vesting schedule in Section 4.ii(a), the actual issuance and registration of the Restricted Stock in your name shall be conditioned on your continued service to the Company and your compliance with this Agreement. The Company’s obligation to issue the vested Restricted Stock is conditioned as follows:

a.	Termination for Reasons Other Than Removal or Cause. In the event that your service as Director terminates for any reason other than removal by the Board or termination for cause, the Company shall issue to you the full 50,000 shares of Restricted Stock.

b.	Termination by Removal or for Cause. In the event that you are removed from your position by the Board for any reason or your appointment is terminated for cause, all shares of Restricted Stock shall be forfeited immediately without payment or consideration, and the Company shall have no obligation to issue any shares to you.

c.	Voluntary Resignation. In the event that you voluntarily resign from your position as Director, the Company shall issue to you the full 50,000 shares of Restricted Stock that have vested as of your date of resignation.

c)	Share Certificates and Registration. Upon the satisfaction of all conditions and issuance of the Restricted Stock, the shares representing the Restricted Stock will be registered in your name in book-entry format by the Company’s transfer agent. The shares shall bear a restrictive legend substantially as follows: ‘The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), and may not be offered for sale, sold, pledged or hypothecated in the absence of an effective registration statement as to these shares under the Act or an opinion of counsel satisfactory to the Company that such registration is not required.’ You acknowledge that the shares will be subject to applicable restrictions on transfer under the federal securities laws, including Rule 144 of the Securities Act, which may limit your ability to sell or otherwise transfer such shares without compliance with applicable holding period requirements and volume limitations.

d)	Encumbrances Following Vesting. Once the Restricted Stock has been issued to you per the terms of this Section 4, such shares shall be free and clear of any transfer restrictions pursuant to this agreement (other than those imposed by applicable securities laws or Company insider trading policies) and may be freely pledged, assigned or otherwise encumbered by you.

5. D&O Insurance Policy. During the term under this Agreement, the Company shall use its commercially reasonable effort to include you as an insured under its officers and directors insurance policy with a Side A coverage.

6. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

7. Confidential Information; Non-Disclosure. In consideration of your access to certain Confidential Information (as defined below) of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

a. Definition. For purposes of this Agreement the term “Confidential Information” means: (i) any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; (ii) any information which is related to the business of the Company and is generally not known by non-Company personnel; and (iii) Confidential Information includes, without limitation, trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

b. Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include: (i) any information which becomes generally available or is readily available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you; (ii) information received from a third party in rightful possession of such information who is not restricted from disclosing such information; (iii) information known by you prior to receipt of such information from the Company, which prior knowledge can be documented and (iv) information you are required to disclose pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by other regulatory organization having authority pursuant to the law; provided, however, that you shall first have given prior written notice to the Company and made a reasonable effort to obtain a protective order requiring that the Confidential Information not be disclosed.

c. Documents. You agree that, without the express written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand, upon termination of this Agreement, or upon your termination or Resignation (as defined in Section 9 herein).

d. Confidentiality. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this Agreement. Notwithstanding the foregoing, you may disclose Confidential Information to your legal counsel and accounting advisors who have a need to know such information for accounting or tax purposes and who agree to be bound by the provisions of this paragraph (d).

e. Ownership. You agree that the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by you during the term of this Agreement and that arise out of your Duties (collectively, “Inventions”) and you will promptly disclose and provide all Inventions to the Company. You agree to assist the Company, at its expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned.

8. Non-Solicitation. During the term of your appointment, you shall not solicit for employment any employee of the Company with whom you have had contact due to your appointment.

9. Termination and Resignation. Your services as a Director may be terminated for any or no reason by the determination of the Board. You may also terminate your services as a Director for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of resignation by the Company. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any compensation that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation.

10. Governing Law; Arbitration. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of New York. All disputes with respect to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the American Arbitration Association at its New York office in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be New York law. The seat of arbitration shall be in New York. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English.

11. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

12. Indemnification. The Company shall, to the maximum extent provided under applicable law, indemnify and hold you harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, your performance of your Duties, other than any such Losses incurred as a result of your gross negligence or willful misconduct. The Company shall advance to you any expenses, including reasonable attorneys’ fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by you in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on your behalf to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that you are not entitled to be indemnified by the Company.

13. Acknowledgement. You accept this Agreement subject to all the terms and provisions of this Agreement. You agree to accept as binding, conclusive, and final all decisions or interpretations of the Board of Directors of the Company of any questions arising under this Agreement.

14. Amendment of Terms. The terms and conditions set forth in this Agreement may be amended, modified, or renegotiated at any time by the mutual written agreement of the Company and the Director. Any such amendment must be in writing and signed by both parties to be effective. No oral modifications shall be valid.

The Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

Aureus Greenway Holdings Inc.

By:	/s/ ChiPing Cheung
ChiPing Cheung
Chief Executive Officer, President and Director

AGREED AND ACCEPTED:

/s/ Christopher Schraft
Name:	Christopher Schraft